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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 25049

                                   FORM 11-K


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934

     For the fiscal period ended    December 31, 2000
                                 ------------------------

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ____________________ to____________________

                        Commission File Number 1-14266
                                               -------

    Mooresville Savings Bank, SSB Employee Savings and Profit Sharing Plan
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                           (Full title of the Plan)

                         Coddle Creek Financial Corp.
                         ----------------------------
                      (Name of issuer of the Securities)

                             347 North Main Street
                              Post Office Box 117
                       Mooresville, North Carolina 28115
                       ---------------------------------
                    (Address of Principal Executive Office)
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Item 4.

In lieu of Items 1-3, due to the plan being subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are attached as Exhibit 99. Due to the number of plan participants, this plan is not subject to the audit requirements of ERISA.
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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Mooresville Savings Bank, SSB Employees
                                            Savings and Profit Sharing Plan

     Dated    January 4, 2002                  By: /s/ George W. Brawley
           ---------------------                   ---------------------
                                               George W. Brawley
                                               President and CEO
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                               INDEX OF EXHIBITS

         Exhibit 23   -    Consent of McGladrey & Pullen, LLP

         Exhibit 99   -    Mooresville Savings Bank, SSB Employees
                           Savings and Profit Sharing Plan Financial Report
                           (Compiled) dated December 31, 2000.